Exhibit (a)(1)(E)

                           Offer to Purchase for Cash
         Up to 1,500,000 Outstanding Shares of Series A Preferred Stock
                                       of
                           LASALLE RE HOLDINGS LIMITED
                                       at
                               $1.00 Net Per Share
                                       by
                           LASALLE COVER COMPANY, LLC


To Our Clients:

     Enclosed for your consideration are the Offer to Purchase, dated December 23, 2004, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by LaSalle Cover Company, LLC ("Purchaser"), a Delaware limited liability company, to purchase for cash up to 1,5000,00 outstanding shares of Series A Preferred Stock, par value $1.00 per share (the "Shares"), of LaSalle Re Holdings Limited, a Bermuda company (the "Company"). We or our nominee is the holder of record of the Shares which we hold for your account. A tender of such Shares can be made only by us and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

     We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

     Your attention is directed to the following:

     1.   The tender price is $1.00 per Share, net to you in cash.

     2. The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on Tuesday, January 25, 2005, unless extended (the "Expiration Date" as it may be extended).

     3. As fully described in Section 12 of the Offer to Purchase, notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may amend the Offer or terminate the Offer and not accept for payment any tendered Shares. Notwithstanding any other provisions of the Offer, or any extension of the Offer, Purchaser will not be required to accept for purchase any Shares if any of the following conditions has occurred or exists or has not been satisfied or waived before or as of the Expiration Date: (a) any governmental approval, including, without limitation approval by the Bermuda Monetary Authority, has not been obtained, which approval Purchaser shall, in its sole discretion, deem necessary for the consummation of the Offer as contemplated by the Offer to Purchase (At present, Purchaser is not aware of any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of the Shares by Purchaser pursuant to the Offer to Purchase); (b) Any court approval, including, with respect to Non-Street Name Shares (as defined in the Offer to Purchase), the sanction of the Bermuda Supreme Court pursuant to the provisions of the Bermuda Companies Act 1981 has not been obtained, which approval Purchaser shall, in its sole discretion, deem necessary for the consummation of the Offer as contemplated by the Offer to Purchase or for the purchase of Non-Street Name Shares (At present, Purchaser is not aware of any court approvals that would be required prior to the acquisition of the Shares by Purchaser pursuant to the Offer to Purchase. except in respect of the Non-Street Name Shares.); (c) any tender or exchange offer (other than the Offer) with respect to some or all of the outstanding Shares shall have been proposed, announced or made by any person, entity or group or a merger, acquisition or other business combination proposal for the Company shall have been proposed, announced or made by any person, entity or group; (d) any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the Offer which, in Purchaser's judgment, would reasonably be expected to impair its ability to proceed with the Offer; (e) any law, statute, rule or regulation shall have been adopted or enacted which, in the judgment of Purchase, would reasonably be expected to impair its ability to proceed with the Offer; (f)a banking moratorium shall have been declared by United States federal or state authorities which, in the judgment of Purchaser, would reasonably be expected to impair its ability to proceed with the Offer; or (g) trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended by order of the SEC or any other governmental authority which, in the judgment of Purchaser, would reasonably be expected to impair its ability to proceed with the Offer. Additionally, Purchaser may determine not to accept tendered Shares to the extent that the Company is unable to effect the transfer of record ownership of such Shares while it is in liquidation, and if the Shares are not held of record by CEDE & Co. or another nominee acceptable to Purchaser. The foregoing conditions are for Purchaser's sole benefit and may be asserted by it regardless of the circumstances giving rise to such conditions or, may be waived by it, in whole or in part at any time or from time to time, before or as of the Expiration Date in its sole discretion. Purchaser's failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

          A public announcement shall be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver

     4. Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

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     If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions must be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

     Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Computershare Trust Company of New York, Wall Street Plaza, 88 Pine Street, 19th Floor, New York, NY 10005 (the "Depositary") of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at the Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in Section 2 of the Offer to Purchase), in connection with a book-entry delivery, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility are actually received by the Depositary.


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

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                        Instruction Form with Respect to

                           Offer to Purchase for Cash

               Up to 1,500,000 Shares of Series A Preferred Stock

                                       of

                           LaSalle Re Holdings Limited

                                       by

                          by LaSalle Cover Company, LLC

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated December 23, 2004, and the related Letter of Transmittal, in connection with the offer by LaSalle Cover Company, LLC to purchase up to 1,500,000 shares of Series A Preferred Stock, par value $1.00 per share (the "Shares"), of LaSalle Re Holdings Limited.

     This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered:                          SIGN HERE


________________________________ Shares*     ___________________________________
                                                         Signature(s)

Dated__________________________, 200_        ___________________________________
                                                           Name(s)

                                             ___________________________________
                                                         Address(es)

                                             ___________________________________

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*  Unless otherwise indicated, it will be assumed that all Shares held for the undersigned's account are to be tendered.



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